Exhibit 99.16

PRO FORMA CONSOLIDATED UNAUDITED FINANCIAL INFORMATION

The unaudited pro forma consolidated financial statements as of and for the six months ended June 30, 2006, have been prepared from the June 30, 2006 unaudited financial statements of the Company and the unaudited financial statements of Teragenix Corporation for the six months ended June 30, 2006.  The unaudited pro forma consolidated statement of income for the year ended December 31, 2005 has been prepared from the December 31, 2005 financial statements of the Company and the statement of income of Teragenix Corporation for the year ended December 31, 2005.

The unaudited pro forma consolidated financial statements have been prepared on a basis to reflect the acquisition of Teragenix Corporation as if such acquisition occurred as of January 1, 2005 for the statements of income and as of June 30, 2006 for the balance sheet.

The unaudited pro forma consolidated financial statement should not be considered indicative of actual results that would have been achieved had the acquisition and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

The reader should read these unaudited pro forma consolidated financial statements in conjunction with the Company’s financial statements as of and for the year ended December 31, 2005 and the interim unaudited consolidated financial statements as of and for the six months ended June 30, 2006.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available.  The pro forma adjustments are more fully described in the notes to the unaudited pro forma consolidated financial statements.

HemaCare Corporation

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2006

			Pro Forma
	HemaCare	Teragenix	Adjustments				Pro Forma
	Corporation	Corporation	Debit		Credit		Combined
Assets
Current assets:
					273,000	(e)
Cash and cash equivalents	$1,732,000	$300,000	1,275,000	(c)	2,223,000	(d)	$811,000
Accounts receivable, net	3,992,000	480,000					4,472,000
Inventories and supplies, net	1,214,000	766,000			422,000	(a)	1,558,000
Prepaid expenses and other current assets	749,000	24,000					773,000

Total current assets	7,687,000	1,570,000					7,614,000

Property and equipment, net	3,012,000	161,000					3,173,000

Other assets	285,000	16,000					301,000
Goodwill	—	—	2,834,000	(d)			2,834,000

Total assets	$10,984,000	$1,747,000					$13,922,000

Shareholders’ Equity
Current liabilites:
Accounts payable	$1,734,000	$400,000					$2,134,000
Accrued payroll and payroll taxes	1,201,000	—					1,201,000
Other accrued expenses	195,000	—			12,000	(b)	207,000
Deferred revenue		8,000					8,000
Current obligations under capital leases	47,000	—					47,000
Current obligations under notes payable	—	182,000	182,000	(e)	1,275,000	(c)	1,275,000

Total current liabilities	3,177,000	590,000					4,872,000

Other long-term liabilities
Obligations under capital leases, net of current portion	—	—					—
			91,000	(e)
Obligaitions under notes payable, net of current portion	—	991,000	400,000	(f)	200,000	(d)	700,000

Total liabilities	3,177,000	1,581,000					5,572,000

Commitments and contingencies	—	—					—

Shareholders’ equity:
Common Stock	13,708,000	—			543,000	(d)	14,251,000
Unearned compensation	362,000	—					362,000

Accumulated (deficit) earnings	(6,263,000)	166,000	166,000	(d)			(6,263,000)

Total shareholders’ equity	7,807,000	166,000					8,350,000

Total liabilities and shareholders’ equity	$10,984,000	$1,747,000					$13,922,000

HemaCare Corporation

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2005

			Pro Forma
	HemaCare	Teragenix	Adjustments				Pro Forma
	Corporation	Corporation	Debit		Credit		Combined
Revenues	$31,227,000	$5,185,000					$36,412,000
Operating costs and expenses	24,651,000	1,702,000	141,000	(a)			26,494,000

Gross profit	6,576,000	3,483,000					9,918,000

General and administrative expenses	4,890,000	2,278,000	126,000	(h)	14,000	(i)	7,280,000

Income before income taxes	1,686,000	1,205,000					2,638,000
Provision for income taxes	31,000	—	78,000	(b)			109,000

Net income	$1,655,000	$1,205,000					$2,529,000

Net income per basic share	$0.20						$0.30

Net income per diluted share	$0.19						$0.28

Based shares outstanding	8,121,000		286,000	(g)			8,407,000

Diluted share outstanding	8,847,000		286,000	(g)			9,133,000

HemaCare Corporation
Unaudited Pro Forma Consolidated Income Statement
For the Period Ended June 30, 2006

	Hemacare	Teragenix	Pro Forma Adjustments			Pro Forma
	Corporation	Corporation	Debit		Credit	Combined
Revenues	$16,620,000	$2,037,000				$18,657,000
Operating costs and expenses	13,482,000	653,000	76,000	(a)		14,211,000

Gross profit	3,138,000	1,384,000				4,446,000

General and administrative expenses	2,667,000	1,228,000	51,000	(h)		3,946,000

Income before income taxes	471,000	156,000				500,000
Provision for income taxes	26,000	—	12,000	(b)		38,000

Net income	$445,000	$156,000				$462,000

Net income per basic share	$0.05					$0.05

Net income per diluted share	$0.05					$0.05

Based shares outstanding	8,122,000		286,000	(g)		8,408,000

Diluted share outstanding	9,140,000		286,000	(g)		9,426,000

Notes to the Unaudited Pro Forma Consolidated Financial Statements

The notes to the unaudited pro forma consolidated financial statements that follow are intended to provide additional information regarding the effect of the pro forma adjustments on the consolidated financial statements.

(a)          Adjustment to record inventory valuation reserve for Teragenix Corporation (“Teragenix”) utilizing HemaCare Corporation’s (“HemaCare”) inventory valuation methodology during the pro forma period. HemaCare’s methodology utilizes historical sales volume of individual inventory items as an indication of future sales for purposes of determining a potential reserve for obsolete inventory. Methodology would result in a reduction in the value of Teragenix’s inventory of $422,000 as of June 30, 2006, with a corresponding increase in cost of goods sold of $141,000 and $76,000 for the year ended December 31, 2005, and the six month period ended June 30, 2006, respectively.

(b)         Reflects increase in provision for income taxes to reflect change in Teragenix’s tax status to HemaCare’s tax status.  Previously Teragenix’s income was reported as taxable income of the owner’s of Teragenix.  As a result, Teragenix did not record a provision for income taxes.  Under HemaCare’s tax status, Teragenix’s income would have been reported on HemaCare’s consolidated tax return and therefore subject to Florida’s income tax estimated at 7.5%.

(c)          Reflects debt incurred by HemaCare to fund cash portion of Teragenix acquisition.

(d)         Reflects the acquisition of 100% of the outstanding stock of Teragenix by HemaCare for a purchase price of $2,967,000, including $1,622,000 in cash, $543,000 in HemaCare stock to the sellers, $200,000 in notes to sellers, and $602,000 in acquisition costs.  The purchase price was allocated to the fair value of the assets acquired, net of liabilities assumed, resulting in goodwill of $2,834,000.

(e)          Payoff of Teragenix debt paid upon acquisition by HemaCare.

(f)            Reflects payoff portion of Teragenix debt prior to acquisition by HemaCare.

(g)         Reflects HemaCare common stock issued as part of Teragenix acquisition.

(h)   Adjustment to increase interest expense as a result of debt incurred to fund cash portion of Teragenix acquisition.

(i)    Adjustment to reduce interest expense accrual as a result of the reduction of Teragenix’s notes payable as part of the acquisition by HemaCare.